CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
TO FIXED CHARGES OF CONTINUING OPERATIONS

CONSOLIDATED

Nine Months Ended September 30, 1996
------------------------------------
(in thousands)
1.  Income from continuing operations before extraordinary items and income taxes..............................................................  $  730,788
                                                                                ==========
2.  Fixed charges of continuing operations:

    A.    Interest expense (excluding interest on deposits), amortization of debt issuance costs and one-third of rental expenses, net of income from subleases......................................................  $  250,947

    B.    Interest on deposits................................................     629,811
                                                                                ----------
    C.    Total fixed charges (line 2A + line 2B).............................  $  880,758
                                                                                ==========

3. Income from continuing operations before extraordinary items and income taxes, plus total fixed charges of continuing operations:

    A.    Excluding interest on deposits (line 1 + line 2A)...................  $  981,735
                                                                                ==========
    B.    Including interest on deposits (line 1 + line 2C)...................  $1,611,546
                                                                                ==========

4.  Ratio of earnings (as defined) to fixed charges:

    A.    Excluding interest on deposits (line 3A/line 2A)....................       3.91x
    B.    Including interest on deposits (line 3B/line 2C)....................       1.83x
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